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                                 EXHIBIT (4)(i)



                               AMENDMENT NO. 1 to

                        INVESTMENT MANAGEMENT AGREEMENT



         Amendment No. 1 dated as of the 10th day of June, 1983 to AGREEMENT dated the 17th day of March, 1982 (herein referred to as the "Agreement") by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (herein referred to as "Prudential"), and THE PRUDENTIAL VARIABLE CONTRACT ACCOUNT-11 (herein referred to as "VCA-11").

         Prudential and VCA-11 hereby agree that Section 3 of the Agreement shall be amended to read as follows:

         "3.     At least once every three months Prudential shall furnish to
The Prudential Variable Contract Account-11 Committee ("Committee") a schedule of the investments held in VCA-11 and shall include therein a statement of all purchases and sales made on behalf of VCA-11 during the period since the preceding report."



         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on their behalf by their duly authorized officers as of the date first hereinabove mentioned.



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
                                                   THE PRUDENTIAL INSURANCE COMPANY
                                                   OF AMERICA
Attest:

/S/                                                By /S/
--------------------------------                      ---
Secretary                                          Vice President


                                                   THE PRUDENTIAL VARIABLE CONTRACT
                                                   ACCOUNT-11
Attest:

/S/                                                By /S/
--------------------------------                      ---
Secretary to the Committee                         Chairman of the Committee
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